First MetLife Investors Insurance Company
200 Park Avenue
New York, NY 10166

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

November 19, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:    Pre-Effective Amendment No. 1
       First MetLife Investors Insurance Company
       First MetLife Investors Variable Annuity Account One
       Registration Statement on Form N-4/A (File Nos. 333-152450/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One , the registrant, and MetLife Investors Distribution Company hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4/A be accelerated and declared effective on December 1, 2008.

By: First MetLife Investors Insurance Company
(Depositor)

First MetLife Investors Variable Annuity Account One
(Registrant)

By: /s/ Richard C. Pearson
--------------------------
Richard C. Pearson
Vice President and Associate General Counsel

METLIFE INVESTORS DISTRIBUTION COMPANY
(Principal Underwriter)

By: /s/ Richard C. Pearson
--------------------------
Richard C. Pearson
Executive Vice President and General Counsel